Exhibit 5.1

June 20, 2025	Norton Rose Fulbright US LLP 1550 Lamar Street, Suite 2000 Houston, Texas 77010-3095 United States Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com

Univest Securities, LLC

75 Rockefeller Plaza, Suite 18C

New York, NY, 10019

3i, LP

2 Wooster St. FL 2

New York, NY, 10013

Ladies and Gentlemen:

We have acted as special counsel to Houston American Energy Corp., a Delaware corporation (the “Company”), in connection with its entry into to the Securities Purchase Agreement dated June 17, 2025 (the “SPA”), between the Company and the purchasers indicated therein (“Purchasers”), and its related issuance of 174,100 shares of the Company’s Common Stock (the “Shares”) at a purchase price of $10.60 per share and pre-funded warrants (the “Pre-Funded Warrants”) to purchase 49,662 shares of Common Stock (the “Warrant Shares” and together with the Shares and the Pre-Funded Warrants, the “Securities”), at a purchase price of $10.599 per Pre-Funded Warrant, in a registered direct offering (the “Offering”). This letter is being delivered to you pursuant to Section 5(e) of the Placement Agency Agreement between the Company and Univest Securities, LLC (“Placement Agent”) dated June 17, 2025 (the “PAA”). Capitalized terms used and not otherwise specifically defined in this letter have the meaning given to such terms in the SPA or PAA, as applicable.

The Offering was made pursuant to an automatic shelf registration statement on Form S-3 including the Base Prospectus (Registration File No. 333-282778), which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 22, 2024, amended by Amendment No. 1 thereto, which was filed with the Commission on October 31, 2024, and became effective on November 4, 2024 (as amended, the “Registration Statement”). A prospectus supplement relating to the Offering was filed with the Commission on June 18, 2025 (the “Prospectus Supplement”).

In connection with rendering the opinion contained herein, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, agreements, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter, including, among others, the following: (a) the unanimous written consent of the board of directors of the Company dated June 17, 2025, relating to entry into the PAA, SPA, and the issuance of the Securities by the Company; (b) the SPA; (c) the PAA; (d) the Registration Statement and Prospectus Supplement; and (e) certain certifications from the Company concerning the issuance of the Securities and entry into the PAA and SPA. We have also examined the certificates and other documents delivered on the date hereof and such other corporate records, certificates and other documents and have had such conversations as we have deemed necessary or appropriate or from other sources we have deemed reasonable.

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Univest Securities, LLC June 20, 2025 Page 2

With respect to the matters expressed herein, we have assumed that: (i) each of the documents examined by us has been duly authorized, executed and delivered by each of the parties thereto (other than the Company) and constitutes the legal, valid and binding obligation of each such party thereto enforceable against it in accordance with its terms; (ii) each such party (other than the Company) has the requisite power and authority to execute, deliver and perform such documents to which it is a party; (iii) there are no extrinsic agreements or understandings among the parties to the documents examined by us that would modify or affect the interpretation of the terms of such documents or the respective rights or obligations of the parties thereunder; and (iv) the representations and warranties made by the Company in the certifications delivered to us are true and correct as of the date hereof.

Subject to the foregoing and the other assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1. The Company is validly existing as a corporation and in good standing under Delaware law and has the corporate power to own, lease and operate its properties and to conduct its business.

2. The Company has the corporate power to execute and deliver the SPA and the PAA and perform its obligations thereunder.

3. The SPA and PAA have been duly authorized, executed and delivered by the Company and, when executed by Purchasers and the Placement Agent, the SPA and PAA will be the legal, valid and binding obligations of the Company.

4. The Shares have been duly authorized and when issued, delivered and paid for in accordance with the SPA, will be validly issued, fully paid and nonassessable.

5. When the Pre-Funded Warrants have been duly executed and delivered by the Company and duly delivered to the Purchasers thereof against payment therefor in the manner contemplated by the SPA, the Pre-Funded Warrants will constitute valid and legally binding obligation of the Company enforceable against the Company in accordance with their terms.

6. The Warrant Shares when issued and delivered against payment therefor upon the exercise of the Pre-Funded Warrants in accordance with their terms, the shares will be duly authorized, validly issued, fully paid and non-assessable.

7. The Registration Statement and Prospectus Supplement comply in all material respects with the US Securities Act of 1933, as amended (the “Securities Act”).

8. To our knowledge, the Commission has not issued any stop order with respect to the Registration Statement or otherwise withdrawn its effectiveness.

9. We are not representing the Company in any pending litigation in which it is a named defendant.

10. The Company is not and, after giving effect to the sale of the Securities and the use of proceeds therefrom as described in the Prospectus Supplement, will not be an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). For purposes of this paragraph 10, the term “investment company” has the meanings ascribed to such term in the Investment Company Act.

Univest Securities, LLC June 20, 2025 Page 3

11. The Company’s execution and delivery of the SPA and PAA and the issuance and sale of the Securities do not to our knowledge require any filing with or approval of any governmental authority or regulatory body of the State of Delaware or the United States of America under the Securities Act, except for such filings or approvals as already have been made or obtained.

12. The Company’s execution and delivery of the SPA and PAA and the issuance and sale of the Securities do not to our knowledge: (i) result in a violation by the Company of the Delaware General Corporation Law or any federal statute or rule or regulation thereunder; (ii) violate the Certificate of Incorporation or Bylaws of the Company, or (iii) except as disclosed in the SPA or PAA, conflict with, or result in a breach of, any of the terms or provisions of, or constitute a default under, or result in the creation or modification of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company pursuant to the terms of any material agreement listed on Annex A; except in the case of each of clauses (i) and (iii), such as would not reasonably be expected to result in a Material Adverse Effect.

13. The statements included in the Base Prospectus under the captions “Description of Common Stock and Preferred Stock,” and “Description of Warrants” and the statements included in the Registration Statement in Item 15, insofar as such statements constitute matters of law or legal conclusions or summarize the terms of any document, fairly present such matters or documents in all material respects.

The scope of this letter is expressly limited to matters under and governed by the applicable federal laws of the United States and the State of Delaware in effect on the date hereof and which, in our experience, are normally applicable to transactions of this nature. We express no beliefs with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

The foregoing matters are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, and (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. We express no belief or confirmation as to state securities laws, tax laws, antitrust or trade regulation laws, insolvency or fraudulent transfer laws, antifraud laws, compliance with fiduciary duty requirements, pension or employee benefit laws, usury laws, environmental laws, margin regulations, FINRA rules or stock exchange rules (without limiting other laws excluded by customary practice).

Our opinion is rendered as of the date hereof based on the laws and the facts existing on the date hereof. We express no opinion as to any matter other than as expressly set forth above, and no opinion is or may be inferred or implied herefrom. We undertake no, and disclaim any, duty to advise you regarding any changes in, or to otherwise communicate with you with respect to, the matters and opinions set forth herein.

Univest Securities, LLC June 20, 2025 Page 4

When the phrase “to our knowledge” or an equivalent phrase is used in this opinion, its purpose is to limit the statements it qualifies to the actual knowledge of the lawyers in this firm responsible for preparing this opinion letter after such inquiry as they deemed appropriate.

This letter is furnished by us pursuant to the PAA solely to you for your benefit in your capacity as the Placement Agent and may not be, in whole or in part, circulated to, furnished to, assigned to, quoted to, or relied upon by, you for any other purpose, or any other person for any purpose, in each case without our prior written consent, which may be granted or withheld in our sole discretion.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP

ANNEX A

Material Agreements

1.	Form of 2019 Warrant.

2.	Houston American Energy Corp. 2017 Equity Incentive Plan, adopted March 14, 2017.

3.	Houston American Energy Corp. 2021 Equity Incentive Plan, adopted January 11, 2021.

4.	Form of Change in Control Agreement, effective June 11, 2012.

5.	Production Incentive Compensation Plan.

6.	Agreement, dated November 11, 2024, between Houston American Energy Corp. and John Terwilliger.

7.	Form of Indemnification Agreement.

8.	Securities Purchase Agreement dated January 22, 2025, between Huston American Energy Corp. and the purchasers thereto.

9.	Placement Agency Agreement dated January 22, 2025, between Univest Securities, LLC and Houston American Energy Corp.

10.	Share Exchange Agreement dated February 20, 2025, between Houston American Energy Corp., Abundia Financial, LLC, and Bower Family Holdings, LLC.